Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 23, 2009 with respect to the consolidated financial statements of Cryptek, Inc. for the two years in the period ending December 31, 2008 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Cryptek, Inc.’s ability to continue as a going concern) included in this current report on Form 8-K/A of API Technologies Corp. filed on December 24, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of API Technologies Corp. on Form S-3 (File No. 33-140413, effective April 13, 2007) and on Form S-8 (File No. 333-147075, effective November 1, 2007).

/s/ GRANT THORNTON LLP

McLean, Virginia

December 23, 2009